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Demand for Company’s Newest Vehicles Pushes Ford Sales to a 13 Percent Gain in October; Retail Sales up 13 Percent

•	Ford Motor Company total and retail U.S. sales up 13 percent; both had best October performance in 11 years

•	F-Series retail sales increase 12 percent, driving total F-Series sales up 3 percent to their highest October since 2004; commercial vans up 75 percent for best October since 1988

•	Ford-brand SUV sales up 12 percent for the best October since 2004; New Explorer up 30 percent, and all-new Edge up 39 percent

•	Ford-brand car sales up 17 percent, with overall Mustang increasing 121 percent - its best October performance since 2006; Fusion posts best October ever

•	All-new Lincoln MKX posts record October sales

DEARBORN, Mich., Nov. 3, 2015 – Ford Motor Company U.S. sales totaled 213,938 vehicles last month, up 13 percent from a year ago. Retail sales results were up 13 percent with 154,036 vehicles sold – for the company’s best October sales performance since 2004.

Retail sales increased across the product portfolio, with cars up 8 percent, with both trucks and SUVs rising 15 percent.

“Strong demand for our vehicles provided another double-digit sales increase in October, and Ford vehicles posted all-time record average transaction pricing of $34,600 per vehicle,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Gains in our truck business were especially strong, with F-Series delivering its fourth straight month of sales gains and its best October retail levels since 2004.”

Ford vehicle average transaction prices rose $1,800 versus a year ago – the largest gain among any major automaker.

F-Series sales reached 65,500 trucks in October. At 65 percent of F-150 retail sales last month, EcoBoost®-equipped F-150 sales grew 95 percent versus a year ago.

Ford commercial van sales totaled 19,274 vehicles for October, with all-new Transit sales totaling 9,361 vehicles – a 75 percent increase in overall van sales for the month and the company’s best October van performance in nearly 30 years.

Ford-brand SUVs posted a 12 percent increase overall with 60,786 vehicles sold – driven by the company’s newest products.

The new Explorer saw a 30 percent gain, while the all-new Edge achieved an October increase of 39 percent.

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Mustang and Fusion performance fueled Ford brand car sales growth in October by 17 percent. Mustang posted a 121 percent increase with 10,096 cars sold, while Fusion posted its best-ever October with 23,668 cars sold.

The all-new Lincoln MKX posted its best-ever October sales results with 2,189 SUVs sold, a 10 percent overall gain for the month.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures or distributes automobiles across six continents. With about 197,000 employees and 67 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.